ImmuCell Announces Sales and Net Income Growth for Fourth Quarter and Full Year 2005

PORTLAND, ME -- 02/07/2006 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and twelve month periods ended December 31, 2005.

For the three months ended December 31, 2005, product sales increased by 37%, or $317,000, to $1,174,000, in comparison to the same period in 2004. For the year ended December 31, 2005, product sales increased by 20%, or $709,000, to $4,233,000, in comparison to the same period in 2004.

"We have now completed seven consecutive profitable years since our December 1998 decision to focus our efforts on developing, manufacturing and selling products for the dairy and beef industries," commented Michael F. Brigham, president and CEO. "Continued growth of First Defense® was largely responsible for our 20% increase in product sales."

The Company recognized net income of $260,000 for the three months ended December 31, 2005, compared to a net income of $34,000 during the same period in 2004. For the year ended December 31, 2005, the Company recognized net income of $708,000, or $0.24 per diluted share, compared to net income of $144,000, or $0.05 per diluted share, during the same period in 2004.

The Company's cash, cash equivalents and short-term investments increased by 16%, or $700,000, to $5,150,000 at December 31, 2005, as compared to $4,450,000 at December 31, 2004. Stockholders' equity increased by 11%, or $829,000, to $8,558,000 at December 31, 2005, as compared to $7,729,000 at December 31, 2004. The Company had 2,850,000 shares of common stock outstanding as of December 31, 2005.

                                       (Unaudited)
                                   Three Months Ended       Year Ended
                                    -----------------   -----------------
                                       December 31,        December 31,
                                    -----------------   -----------------
(In thousands, except
 per share amounts)                   2005      2004      2005      2004
                                    -------   -------   -------   -------
Revenues:
Product sales                       $ 1,174   $   856   $ 4,233   $ 3,524
Other revenues                          194        88       750       172
                                    -------   -------   -------   -------
Total revenues                        1,368       944     4,983     3,696

Cost and expenses:
Product costs                           456       347     1,634     1,449
Research and development expenses       345       356     1,270     1,092
Selling, general and administrative
 expenses                               289       269     1,141     1,034
                                    -------   -------   -------   -------
Total costs and expenses              1,090       972     4,045     3,575
                                    -------   -------   -------   -------

Net operating income (loss)             278       (28)      938       121

Interest and other income                39        15       133        57
                                    -------   -------   -------   -------

Income (loss) before income taxes       317       (13)    1,071       178
Income tax expense (benefit)             57       (47)      363        34
                                    -------   -------   -------   -------
Net income                          $   260   $    34   $   708   $   144
                                    =======   =======   =======   =======

Net income per common share:
Basic                               $  0.09   $  0.01   $  0.25   $  0.05
Diluted                             $  0.09   $  0.01   $  0.24   $  0.05

Weighted average common shares
 outstanding:
Basic                                 2,848     2,761     2,824     2,755
Diluted                               3,040     2,998     3,003     2,967

                                At December 31,     At December 31,
                                      2005                2004
                                    -------             -------
(In thousands)
Cash, cash equivalents and short-
term investments                    $ 5,150             $ 4,450
Total assets                          9,955               9,530
Net working capital                   6,091               4,998
Stockholders' equity                $ 8,558             $ 7,729
ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106